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                                                                   Exhibit 3.100


                              STATE OF CALIFORNIA



                  [THE GREAT SEAL OF THE STATE OF CALIFORNIA]


                                 OFFICE OF THE
                               SECRETARY OF STATE


     I, EDMUND G. BROWN JR., Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the RECORD on file in this office, of which if purports to be a copy, and that same is full, true and correct.



                                       IN WITNESS WHEREOF, I execute
                                   this certificate and affix the Great
                                   Seal of the State of California this


                                                DEC 2- 1971


[CALIFORNIA STATE SEAL]



                                         /s/ Edmund G. Brown Jr.
                                              Secretary of State
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                          ARTICLES OF INCORPORATION OF
                           MARTIN & MACFARLANE, INC.


     1. The name of this corporation is MARTIN & MACFARLANE, INC.

     2. The specific business in which this corporation is primarily to engage is in the general outdoor advertising and display business, both in private and public places by means of posters, panels, painted bulletins, billboards, signboards, fences, buildings and other structures suitable for outdoor advertising purposes; to display moveable, changeable signs, placards, cards, pictures, designs, mottoes and all forms of advertising signs and devices operated by clockwork, electrically, or by other forms of power; sale of fixtures, supplies and equipment for illumination of outdoor advertising structures; creation, design, contracting for and placement of outdoor advertising; and the conducting of a travel agency.

     3. Other general purposes for which said corporation is formed are as follows:

          A. To make and enter into all manner and kinds of contracts, agreements, and obligations by or with any person or persons, corporation or corporations, association or associations for advertising, advertising space, and for the distributing, purchasing, acquiring, holding, manufacturing and selling or disposing of, either as principal or agent, upon commission or otherwise, any or all of the products of this corporation; to perform any and all acts connected therewith or arising therefrom, or incidental thereto, and any and all acts proper or necessary for the purposes of the business of this corporation.

          B. To advertise and to carry on a general advertising and publicity business, both as principal and agent, in all its forms and


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branches, including radio or television advertising contracts with and for others and the purchase and contract for advertising space in all recognized mediums, such as billboards, magazines, newspapers and periodicals, regardless of kind and character.

     C. To solicit, contract for and give publicity to advertising of all kinds, and to develop and extend the business interests of individuals, firms, corporations and individuals or associated interests of all kinds whatsoever; also to carry on the business of production and creation of advertising in all of its forms; to engage in and carry on a general advertising agency business, both as principal and agent, including the preparation and arrangement of advertising through all mediums and/or periodicals suitable for advertising purposes in all of its branches.

     D. To undertake and carry on business as advertisers, electricians, engineers, carpenters, metal workers, chemists, photographers, printers, publishers, painters and decorators, all in connection with the advertising business or any other business, also as suppliers, manufacturers, operators and producers of all or any advertising devices and parts thereof, including machinery, plant apparatus, implements, utensils, goods, commodities, articles and things necessary or desirable in connection with the conduct and carrying on of the business of the company.

     E. To print, manufacture, produce, prepare, buy, sell, distribute, deal with and deal in, either as principal or agent, publications, advertising, news, literature and printed matter of every kind and description, including job-printing of all kinds, and all machinery, equipment, materials, articles or ingredients used or useful in connection therewith.


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     F. To purchase, lease, mortgage, sell and otherwise acquire, deal with, develop, subdivide, operate and dispose of all types of property, both real and personal, to manufacture, assemble and distribute all types of goods, wares and supplies, to receive and dispose of letters patent of the United States or any foreign country, patent rights, licenses, privileges, inventions, processes, copyrights, trademarks and tradenames, and governmental grants of every character which this corporation may deem advantageous in its business.

     G. To make and perform contracts of every kind for any lawful purposes without limit as to amount, with any person, corporation or governmental body.

     H. To act as partner or joint venturer or in any other legal capacity in any transaction.

     I. To purchase or otherwise acquire and exercise any right or power conferred by any statute, ordinance, order, license, authority, franchise, commission or privilege which any governmental authority may be empowered to enact.

     J. To subscribe for, purchase and otherwise acquire, sell, transfer and otherwise dispose of capital stock, bonds, securities and other evidences of indebtedness, good will, rights, assets and property of any and every kind, of any other corporation, association, firm or person, together with interests in any trust estate now or hereafter existing, and whether created by the laws of the State of California or of any other State, territory or country, and to operate, manage and control such properties, either in the name of such other legal entity or in the name of this corporation, and to exercise all the rights, powers and privileges of ownership,


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including the right to vote thereupon with powers to designate some person or persons for that purpose from time to time, and to the same extent as natural persons could do.

          K. To aid in any manner, financially or otherwise, any person, firm, corporation or association of which any shares of stock, bonds, notes, debentures or other securities or evidences of indebtedness are held directly or indirectly by this corporation; and for this purpose to guarantee the contracts, dividends, bonds, notes or other obligations of such other persons, firms, corporations or associations.

          L. To borrow and lend money: but nothing herein contained shall be construed as authorizing the business of purposes of a Bank, Savings Association or Trust Company.

          M. To issue bonds, notes or other obligations of this corporation for any of the purposes of this corporation, either secured or unsecured; to purchase or otherwise acquire its own bonds or other evidences of its indebtedness; to purchase, hold, sell and transfer the shares of its own capital stock as provided by the laws of the State of California.

          N. To carry on any business whatsoever, either as principal, agent, or partnership, which this corporation may deem proper in connection with the foregoing purposes or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation, and to do business anywhere in the world.

          O. To exercise all the powers from time to time granted to a corporation by law.

     The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in

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nowise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

     4. The principal office for the transaction of business of this corporation shall be located in the County of Los Angeles, State of California.

     5. This corporation is authorized to issue only one class of shares of stock; the character of said stock shall be common stock; the total number of shares shall be one hundred fifty thousand (150,000) shares; the aggregate par value of said shares shall be one million five hundred thousand dollars ($1,500,000.00) and the par value of each share shall be $10.00 per share.

     6. a. There shall be three (3) directors of this corporation.
        b. The names and addresses of the persons who are appointed as the first directors of this corporation are:
Edward T. Martin         Florence J. Martin          Edward Thomas Martin III
1091 Cuyama Road         1091 Cuyama Road            332 3rd Street
Ojai, California         Ojai, California            Manhattan Beach, California

     IN WITNESS WHEREOF, the undersigned and above named first directors of this corporation have executed these Articles of Incorporation this 24th day of November, 1971.

                                       /s/ Edward T. Martin
                                       -----------------------------------------
                                       Edward T. Martin

                                       /s/ Florence J. Martin
                                       -----------------------------------------
                                       Florence J. Martin

                                       /s/ Edward Thomas Martin III
                                       -----------------------------------------
                                       Edward Thomas Martin III

                                 ACKNOWLEDGMENT

STATE OF CALIFORNIA)
                   )ss.
COUNTY OF VENTURA  )

     On November 24, 1971, before me, the undersigned, a

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Notary Public for the above County and State, personally appeared EDWARD T.
MARTIN and FLORENCE J. MARTIN, know to me to be two of the persons whose names are subscribed to the within Articles of Incorporation and acknowledged that they executed the same.

     WITNESS my hand and seal.

                                        /s/  DOROTHY L. WHITE
                                        _________________________________
                                        DOROTHY L. WHITE
                                        Notary Public for said County and
                                        State (SEAL)
                                        My commission expires: March 26, 1974

                                 ACKNOWLEDGMENT

STATE OF CALIFORNIA                     )
                                         )ss.
COUNTY OF         LOS ANGELES           )
           _____________________________

     On November 26,          , 1971, before me, the undersigned, a Notary
        ______________________

Public for the above County and State, personally appeared Edward Thomas Martin III, known to me to be one of the persons whose name is subscribed to the within Article of Incorporation and acknowledged that he executed the same.

     WITNESS my hand and seal.

                                        /s/  CAROL A. BASINGER
                                        _________________________________
                                        Carol A. Basinger
                                        Notary Public for said County and
                                        State (SEAL)

                                        My commission expires: October 1, 1972


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